Chanticleer Holdings Announces Settlement Agreement of Class Action Lawsuit

CHARLOTTE, NC — April 4, 2014 — Chanticleer Holdings, Inc. (NASDAQ: HOTR) (Chanticleer Holdings, or the "Company"), headquartered in Charlotte, North Carolina, today announced a Stipulation and Settlement Agreement regarding the class action suit of Francis Howard v. Chanticleer Holdings, Inc., Michael D. Pruitt, et al. On March 31, 2014, a fully executed settlement agreement was filed with the court as to all matters raised in the suit and to dismiss it on the merits and with prejudice. The terms of the settlement are a cash settlement of $850,000, of which $837,500 will be paid by the Company’s insurance carrier, XL Specialty Insurance Company, and $12,500 to be contributed by Creason & Associates, PLLC. It is subject to preliminary and final court approval with the United States District Court in the Southern District of Florida.

“We are pleased with this agreement, which will put this matter behind us, so that we may focus our attention on growth. We look forward to opening our scheduled Hooters and Just Fresh locations in the coming months as we continue expanding in both international and domestic markets, ” commented Mike Pruitt, CEO and President of Chanticleer Holdings.

About Chanticleer Holdings, Inc.

Headquartered in Charlotte, NC, Chanticleer Holdings (HOTR), together with its subsidiaries, owns and operates restaurant brands in the United States and internationally. The Company is a franchisee owner of Hooters® restaurants in international markets including England, South Africa, Hungary, and Brazil, has joint ventured with the current Hooters franchisee in Australia, and recently acquired two Hooters restaurants in the United States. The Company also owns and operates American Roadside Burgers, Spoon Bar & Kitchen and owns a majority interest in Just Fresh restaurants in the U.S.

For further information, please visit www.chanticleerholdings.com

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Forward-Looking Statements:

Any statements that are not historical facts contained in this release are "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," “hopes” and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Press Information:

Chanticleer Holdings, Inc.
Investor Relations
Phone: 704.366.5122
ir@chanticleerholdings.com